UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2024

ACHIEVE LIFE SCIENCES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	033-80623	95-4343413
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22722 29th Drive SE, Suite 100 Bothell, WA		98021
1040 West Georgia, Suite 1030 Vancouver, BC, Canada		V6E 4H1
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (604) 210-2217

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.001 per share	ACHV	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2024, Achieve Life Sciences, Inc. (the “Company”) announced that the Board of Directors of the Company (the “Board”) appointed Mark K. Oki as the Company’s Chief Financial Officer and “principal financial officer,” effective as of December 5, 2024 (the “Appointment Date”).

Before joining the Company, Mr. Oki served as Chief Financial Officer of Aytu Biopharma, Inc., a pharmaceutical company, from January 2022 to November 2024. From 2015 through January 2022, Mr. Oki served as Chief Financial Officer of Vivus LLC (formerly Vivus Inc.), a commercial-stage pharmaceutical company formerly listed on Nasdaq. From 2006 to 2015, Mr. Oki held several positions at Alexza Pharmaceuticals, Inc., a publicly listed specialty pharmaceutical company, most recently as Senior Vice President, Finance, Chief Financial Officer and Secretary. Before Alexza, Mr. Oki held roles of increasing responsibility at Pharmacyclics, Inc. and Incyte Genomics, Inc. (now Incyte Corporation), both life sciences companies. Mr. Oki began his career in public accounting at Deloitte & Touche, LLP (now Deloitte). Mr. Oki received his degree in Business Administration – Accounting from San Jose State University and is a Certified Public Accountant (inactive).

In connection with the appointment of Mr. Oki as Chief Financial Officer, the Board approved the Company’s entry into an employment agreement (the “Employment Agreement”) with Mr. Oki, which includes the following terms: (i) an initial annual base salary of $450,000 per year, (ii) an annual discretionary bonus of up to 40% of his then-current base salary, (iii) an option to purchase up to 72,000 shares of the Company’s common stock (the “Option Award”), with 1/3rd of the shares underlying the Option Award vesting and becoming exercisable on the first annual anniversary of the Appointment Date and thereafter for an additional 1/36th per month, and (iv) 168,000 performance-based restricted stock units, generally vesting based on performance objectives established by the Board, among other benefits. Additionally, in the event Mr. Oki experiences a termination of his employment without “cause” or he resigns for “good reason” (each as defined in the Employment Agreement), provided that he executes and makes effective a release of claims against the Company and its affiliates, he will become entitled to (i) a lump sum cash severance payment, payable in accordance with the Company’s standard payroll practices, equal to (a) 12 months of his then-current base salary or, (b) if such termination occurs in connection with a change in control (as defined in the Employment Agreement), 24 months of his then-current base salary plus a sum equal to 24 months of his average monthly bonus earnings, calculated over the 24-month period immediately preceding such termination, (ii) premium payments for continued healthcare coverage for up to the same 12 or 24 month-period, as applicable, and (iii) accelerated vesting of the unvested portion of each time-based equity grant awarded to Mr. Oki that is equal to the number of shares that would have vested over the 12 months following such termination or, if such termination occurs in connection with a change in control (as defined in the Employment Agreement), accelerated vesting of the unvested portion of each equity grant awarded to Mr. Oki.

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Employment Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2024.

Except as described above, there are no arrangements or understandings between Mr. Oki and any other persons, pursuant to which he was appointed as Chief Financial Officer. No family relationships exist among any of the Company’s directors or executive officers and Mr. Oki. Mr. Oki does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACHIEVE LIFE SCIENCES, INC.
Date: December 9, 2024	/s/ Richard Stewart
Richard Stewart Chief Executive Officer (Principal Executive Officer)